Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	michael-herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL REPORTS FOURTH QUARTER OPERATING INCOME OF $120 MILLION, OR $1.18 PER DILUTED COMMON SHARE

For the fourth quarter of 2014 the company reports:

•	Annualized return on average common equity of 12.6%

•	Annualized operating return on average common equity of 9.3%

•	Growth in diluted book value per common share of 2% to $50.63

Pembroke, Bermuda, February 3, 2015 - AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported a net income available to common shareholders for the fourth quarter of 2014 of $164 million, or $1.60 per diluted common share, compared with net income of $172 million, or $1.52 per diluted common share, for the fourth quarter of 2013. Net income available to common shareholders for the full year 2014 was $771 million, or $7.29 per diluted common share, compared with $684 million, or $5.93 per diluted common share, for 2013.

Our operating income1 for the fourth quarter of 2014 was $120 million, or $1.18 per diluted common share, compared with an operating income of $159 million, or $1.41 per diluted common share, for the fourth quarter of 2013. For the full year 2014, AXIS Capital reported operating income of $563 million, or $5.32 per diluted common share, compared with operating income of $633 million, or $5.49 per diluted common share, for 2013.

1 Operating income and operating return on average common equity are “non-GAAP financial measures” as defined in Regulation G. A reconciliation of operating income to net income available to common shareholders (the nearest GAAP financial measure) and the calculation of operating return on average common equity are provided in this release, as is a discussion of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Full Year Highlights2

•	Gross premiums written were flat at $4.7 billion, with growth of $38 million, or 2%, in our reinsurance segment offset by a decrease of $24 million, or 1%, in our insurance segment;

•	Net premiums written decreased 1% to $3.9 billion and net premiums earned increased by 4% to $3.9 billion;

•
Combined ratio of 91.6% (including 2.4 points related to 2014 natural catastrophe and weather-related losses), compared with 91.0% (including 5.4 points related to 2013 natural catastrophe and weather-related events);

•	Net favorable prior year reserve development of $259 million (benefiting the combined ratio by 6.7 points), compared to $219 million (benefiting the combined ratio by 5.9 points);

•	Net investment income decreased 16% to $343 million;

•	Pre-tax total return on cash and investments of 2.0%, compared to 1.6%;

•	Net income available to common shareholders of $771 million and return on average common equity of 14.8%, compared to $684 million and 13.1%;

•
Operating income of $563 million, representing an operating return on average common equity of 10.8%, compared to operating income of $633 million, representing an operating return on average common equity of 12.1%;

•	Net cash flows from operations of $887 million, compared to $1.1 billion in 2013;

•	Share repurchases total of $543 million for the year;

•	Diluted book value per common share of $50.63, an 11% increase from December 31, 2013;

•	Total dividends declared during the year of $1.10 per common share;

•	Growth in diluted book value per share, adjusted for dividends declared during the year, of $5.93, or 13%, per common share.
Fourth Quarter Highlights2

•	Gross premiums written decreased 8% to $762 million;

•	Net premiums written decreased 14% to $555 million and net premiums earned increased 2% to $959 million;

•	Natural catastrophe and weather-related losses of $21 million;

•	Net favorable prior year reserve development of $66 million (benefiting the combined ratio by 6.9 points) compared to $43 million (benefiting the combined ratio by 4.6 points);

•	Net investment income decreased 31% to $79 million;

•	Net cash flows from operations of $152 million, compared to $208 million;

•
Share repurchases totaled $75 million in the quarter. During the quarter, we announced that effective January 1, 2015, the share repurchase authorization program was increased to $750 million of the Company's common shares effective through December 31, 2016;

•	Quarterly common share dividend declared increased 7% to $0.29 per share; and

•	Repaid $500 million of senior unsecured notes that matured on December 1, 2014.

On January 25, 2015, the Company announced the signing of a definitive amalgamation agreement with PartnerRe Ltd. The transaction is expected to close in the second half of 2015, subject to approval by the shareholders of both companies, regulatory clearance and customary closing conditions.

2All comparisons are with the same period of the prior year, unless otherwise stated.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Commenting on the fourth quarter 2014 financial results, Albert Benchimol, President and CEO of AXIS Capital, said "We are pleased to report AXIS closed 2014 with an annual operating ROACE of 10.8% and an all-time high diluted book value per share of $50.63, up 10.5% over the last year.  Adjusted for dividends, diluted book value grew 13% over the past twelve months. We delivered operating income of $563 million and net income of $771 million, and returned $661 million to our shareholders in the form of dividends and share repurchases, reducing our outstanding shares by more than 10% over the year.  Our consolidated combined ratio was 91.6% for the year. Each of our segments performed well and delivered solid underwriting results, reflecting low cat activity, ongoing favorable reserve development and a broadly diversified, well-constructed portfolio of risks.  In addition, our fourth quarter results showed meaningful positive results from the targeted portfolio enhancements on which we have worked diligently throughout the year.
The market environment has become increasingly competitive, particularly in the reinsurance market, but AXIS has leveraged its attributes to mitigate the worst effects of a highly competitive market.  AXIS has the breadth and depth, coupled with innovation and technical strength, to provide clients with a meaningful, multi-faceted relationship and the financial strength and full-scale services that set us apart from smaller players.  Nevertheless, we determined that greater scale and resources would provide even more benefit to our clients and shareholders, and last week we announced an exciting merger of equals with PartnerRe that would create a top 20 global P&C leader with more than $10 billion in gross premiums written and $14 billion in capital. The union of our two strong companies will allow us to do even more for our clients and partners in distribution, develop and convert on more business opportunities, generate significant expense and capital synergies, and deliver greater value creation for our shareholders."
Segment Highlights

Insurance Segment

Our insurance segment reported gross premiums written of $624 million in the quarter, up 3% from the fourth quarter of 2013. The increase was primarily driven by our property lines, mainly due to timing differences, while growth in the U.S. excess casualty markets continued to benefit our liability lines. The growth in gross premiums written was partially offset by a decrease in the credit and political risk lines.

For the full year, gross premiums written were $2.5 billion, a 1% decrease compared to 2013. The decrease was primarily driven by a reduction in the professional lines, reflecting the reshaping of our U.S. D&O portfolio undertaken during the year, and decreases in the property lines which were impacted by continuing

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

competitive market conditions. These decreases were partially offset by growth in our liability lines in the U.S. casualty markets and increases in the aviation lines.

Net premiums written were down 2% in the fourth quarter and for the full year compared to the same periods of 2013, and were impacted by an increase in the premiums ceded following increased reinsurance protection purchased, primarily in the professional and property lines. Net premiums earned increased 3% and 6%, for the quarter and for the full year, respectively. The growth in gross premiums written during prior periods, most notably in our accident & health lines of business, drove the increases.

Our insurance segment reported underwriting income of $34 million for the current quarter, compared to an underwriting income of $11 million in the fourth quarter of 2013. The current quarter’s underwriting results reflected a combined ratio of 92.7%, compared to 97.8% in the prior year quarter. The segment’s current accident year loss ratio decreased from 64.3% in the fourth quarter of 2013 to 61.2% this quarter, driven primarily by improved loss experience, most notably in the property and professional lines. Natural catastrophe and weather-related losses were $11 million in the fourth quarter of 2014, compared to the benign losses incurred for natural catastrophe and weather-related losses during the same period of 2013.

Net favorable prior year reserve development was $10 million, or 2.1 points, this quarter compared with $4 million, or 0.9 points, in the fourth quarter of 2013.

The increase in the segment's acquisition cost ratio for the quarter and the full year was primarily driven by changes in the business mix and the impact of changes in our reinsurance programs.

For the full year, underwriting income was $79 million compared with $85 million in 2013. The decrease was primarily driven by a rise in the current accident year loss ratio, impacted by a higher underlying loss ratio for the property classes reflecting recent loss experience, and a change in the business mix with a shift towards less volatile lines that carry a higher loss ratio. The decrease was partially offset by a reduction in natural catastrophe and weather-related losses and an increase in favorable prior year reserve development from $50 million to $64 million.

Reinsurance Segment

For the fourth quarter, which is generally not a significant premium renewal period for our reinsurance segment, we reported gross premiums written of $138 million in 2014, compared to $219 million written

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

in the corresponding quarter of 2013. The decrease was driven by professional lines, due to a timing difference on renewal of a large treaty, and property lines, which were impacted by premium adjustments and timing differences. The decrease was partially offset by growth in the liability lines, reflecting increased participations on certain treaties and new business.

For the full year, our reinsurance segment reported gross premiums written of $2.2 billion, an increase of 2% from $2.1 billion written during 2013. Growth was primarily driven by a number of treaties written on a multi-year basis, especially in the liability, property and catastrophe lines, and included $131 million of written premiums relating to future underwriting years. Partially offsetting this growth was a decrease in the professional lines, driven by timing differences, non-renewals and decreased treaty participations.

Underwriting income in our reinsurance segment was $79 million in the fourth quarter of 2014 compared to $84 million in the fourth quarter of 2013. The current accident year loss ratios were comparable at 62.0% in the fourth quarters of 2014 and 2013. Current quarter's results included $10 million in losses related to natural catastrophe and weather events, with an insignificant amount of losses for such events reported during the comparative quarter of 2013. Excluding the impact of the natural catastrophe and weather events, the current accident year loss ratio improved by 2.1 points, driven by improvements in loss experience, primarily in the property, professional and motor lines, partially offset by changes in the mix of business.

Net favorable prior period reserve development was $56 million, or 11.3 points, this quarter compared with $39 million, or 7.9 points, in the fourth quarter of 2013.

The increase in the segment's acquisition cost ratio for the quarter and for the full year was primarily driven by variances in accruals for loss-sensitive features in underlying contracts and higher acquisition costs paid on certain lines of business.

For the full year, our reinsurance segment reported underwriting income of $383 million, compared to $343 million in 2013. A significant decrease in the level of natural catastrophe and weather-related losses was the primary driver of this variance. An increase in the favorable prior year loss reserve development, as well as growth in net premiums earned also contributed. These factors were partially offset by an increase in the current accident year loss ratio primarily due to changes in the mix of business.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Investments

Net investment income of $79 million for the quarter represented a $35 million decrease from the fourth quarter of 2013 and a $12 million increase from the third quarter of 2014, with the variances primarily driven by the market value of our alternative investments ("other investments"). These investments generated $12 million of income in the fourth quarter of 2014, compared to a $3 million loss in the third quarter of 2014 and income of $41 million in the fourth quarter of 2013.

For the full year, net investment income was $343 million, down $67 million from 2013. The variance was primarily driven by changes in the fair value of our alternative investments. These investments generated $58 million of income in 2014, compared to income of $129 million in 2013.

Net realized investment gains for the quarter were $11 million, compared to $77 million of net realized investment gains in the third quarter of 2014 and $20 million of net realized investment gains in the fourth quarter of 2013.

Capitalization / Shareholders’ Equity

Our total capital3 at December 31, 2014 was $6.8 billion, including $1.0 billion of long-term debt and $0.6 billion of preferred equity, comparable to $6.8 billion at December 31, 2013. During the fourth quarter we repaid $500 million of our 5.75% senior unsecured notes that matured on December 1, 2014.

Diluted book value per common share, calculated on a treasury stock basis, increased by $0.75, or 2%, in the fourth quarter and by $4.83, or 11%, for the year and was primarily driven by our operating income. During the fourth quarter of 2014, the Company declared common dividends of $0.29 per common share, with the total dividends declared of $1.10 per common share over the past twelve months. Combined, the growth in the diluted book value per common share adjusted for dividends was $1.04, or 2%, for the quarter and $5.93, or 13%, for the year.

During the quarter we repurchased 1.5 million common shares at an average price of $50.16 per share, for a total cost of $75 million. For the year, our share repurchases totaled 11.8 million common shares, which represents more than 10% of our shares outstanding at the beginning of the year, at an average

3 Total capital represents the sum of total shareholders' equity attributable to AXIS Capital and our senior notes.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

price of $46.22 per share for a total cost of $543 million. During the fourth quarter, we announced that effective January 1, 2015, the share repurchase authorization program was increased to $750 million of the Company's common shares effective through December 31, 2016. On January 25, 2015, the Company announced the signing of a definitive amalgamation agreement with PartnerRe Ltd. The Company plans to suspend its share repurchase program until the closing date of the amalgamation transaction.

Conference Call

We will host a conference call on Wednesday, February 4, 2015 at 8:00 AM (Eastern) to discuss the fourth quarter and year-end financial results and related matters. The teleconference can be accessed by dialing (888) 317-6003 (U.S. callers) or (412) 317-6061 (international callers) approximately ten minutes in advance of the call and entering the code 1-8-6-2-2-4-9. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com. A replay of the teleconference will be available for three weeks by dialing (877) 344-7529 (U.S. callers) or (412) 317-0088 (international callers) and entering the code 1-0-0-5-8-8-2-1. The webcast will be archived in the Investor Information section of our website.

In addition, a financial supplement relating to our financial results for the quarter ended December 31, 2014 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with total shareholders’ equity attributable to AXIS Capital at December 31, 2014 of $5.8 billion and locations in Bermuda, the United States, Europe, Singapore, Canada, Australia and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2014 (UNAUDITED) AND DECEMBER 31, 2013

	2014	2013

	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$12,129,273	$11,986,327
Equity securities, available for sale, at fair value	567,707	701,987
Other investments, at fair value	965,465	1,045,810
Short-term investments, at fair value and amortized cost	107,534	46,212
Total investments	13,769,979	13,780,336
Cash and cash equivalents	921,830	923,326
Restricted cash and cash equivalents	287,865	64,550
Accrued interest receivable	83,070	97,132
Insurance and reinsurance premium balances receivable	1,808,620	1,688,957
Reinsurance recoverable on unpaid and paid losses	1,926,145	1,929,988
Deferred acquisition costs	466,987	456,122
Prepaid reinsurance premiums	351,441	330,261
Receivable for investments sold	169	1,199
Goodwill and intangible assets	88,960	89,528
Other assets	250,670	273,385
Total assets	$19,955,736	$19,634,784

Liabilities
Reserve for losses and loss expenses	$9,596,797	$9,582,140
Unearned premiums	2,735,376	2,683,849
Insurance and reinsurance balances payable	249,186	234,412
Senior notes	990,790	995,855
Payable for investments purchased	188,176	21,744
Other liabilities	315,471	248,822
Total liabilities	14,075,796	13,766,822

Shareholders' equity
Preferred shares	627,843	627,843
Common shares	2,191	2,174
Additional paid-in capital	2,285,016	2,240,125
Accumulated other comprehensive income (loss)	(45,574)	117,825
Retained earnings	5,715,504	5,062,706
Treasury shares, at cost	(2,763,859)	(2,232,711)
Total shareholders' equity attributable to AXIS Capital	5,821,121	5,817,962
Noncontrolling interests	58,819	50,000
Total shareholders' equity	5,879,940	5,867,962
Total liabilities and shareholders' equity	$19,955,736	$19,634,784

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE QUARTERS AND YEARS ENDED DECEMBER 31, 2014 AND 2013

	Quarters ended		Years ended
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)

	(in thousands, except per share amounts)
Revenues
Net premiums earned	$958,517	$941,911	$3,870,999	$3,707,065
Net investment income	78,595	113,863	342,766	409,312
Net realized investment gains	10,779	19,558	132,108	75,564
Other insurance related income (loss)	(11,818)	2,668	650	4,424
Total revenues	1,036,073	1,078,000	4,346,523	4,196,365

Expenses
Net losses and loss expenses	524,625	551,360	2,186,722	2,134,195
Acquisition costs	187,349	175,299	737,197	664,191
General and administrative expenses	165,150	144,183	621,876	575,390
Foreign exchange losses (gains)	(46,086)	14,484	(104,439)	26,143
Interest expense and financing costs	17,783	15,625	74,695	61,979
Total expenses	848,821	900,951	3,516,051	3,461,898

Income before income taxes	187,252	177,049	830,472	734,467
Income tax expense (benefit)	16,382	(4,497)	25,908	7,002
Net income	170,870	181,546	804,564	727,465
Amounts attributable to (from) noncontrolling interests	(2,815)	—	(6,181)	—
Net income attributable to AXIS Capital	173,685	181,546	810,745	727,465
Preferred shares dividends	10,022	10,022	40,088	40,474
Loss on repurchase of preferred shares	—	—	—	3,081
Net income available to common shareholders	$163,663	$171,524	$770,657	$683,910

Per share data
Net income per common share:
Basic net income	$1.63	$1.55	$7.38	$6.02
Diluted net income	$1.60	$1.52	$7.29	$5.93
Weighted average number of common shares outstanding - basic	100,468	110,757	104,368	113,636
Weighted average number of common shares outstanding - diluted	102,038	112,702	105,713	115,328
Cash dividends declared per common share	$0.29	$0.27	$1.10	$1.02

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE QUARTERS ENDED DECEMBER 31, 2014 AND 2013

	2014			2013
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$624,313	$137,727	$762,040	$606,591	$219,366	$825,957
Net premiums written	418,150	136,867	555,017	427,647	220,318	647,965
Net premiums earned	461,860	496,657	958,517	450,465	491,446	941,911
Other insurance related income (loss)	(12)	(11,806)	(11,818)	681	1,987	2,668
Net losses and loss expenses	(272,787)	(251,838)	(524,625)	(285,634)	(265,726)	(551,360)
Acquisition costs	(71,444)	(115,905)	(187,349)	(65,266)	(110,033)	(175,299)
Underwriting-related general and
administrative expenses[4]	(84,005)	(38,000)	(122,005)	(89,722)	(34,039)	(123,761)
Underwriting income[4]	$33,612	$79,108	112,720	$10,524	$83,635	94,159

Corporate expenses			(43,145)			(20,422)
Net investment income			78,595			113,863
Net realized investment gains			10,779			19,558
Foreign exchange (losses) gains			46,086			(14,484)
Interest expense and financing costs			(17,783)			(15,625)
Income before income taxes			$187,252			$177,049

Net loss and loss expense ratio	59.1%	50.7%	54.7%	63.4%	54.1%	58.5%
Acquisition cost ratio	15.5%	23.3%	19.5%	14.5%	22.4%	18.6%
General and administrative
expense ratio	18.1%	7.7%	17.3%	19.9%	6.9%	15.4%
Combined ratio	92.7%	81.7%	91.5%	97.8%	83.4%	92.5%

4Underwriting-related general and administrative expenses and consolidated underwriting income are "non-GAAP financial measures", as defined in SEC Regulation G. Reconciliations of these amounts to the nearest GAAP financial measures (total general and administrative expenses and income before income taxes, respectively) are provided in this release, as are discussions of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA
FOR THE YEARS ENDED DECEMBER 31, 2014 (UNAUDITED) AND 2013

	2014			2013
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$2,535,415	$2,176,104	$4,711,519	$2,559,138	$2,137,903	$4,697,041
Net premiums written	1,779,501	2,127,474	3,906,975	1,813,538	2,114,662	3,928,200
Net premiums earned	1,830,544	2,040,455	3,870,999	1,722,762	1,984,303	3,707,065
Other insurance related income (loss)	(11)	661	650	2,436	1,988	4,424
Net losses and loss expenses	(1,131,880)	(1,054,842)	(2,186,722)	(1,050,402)	(1,083,793)	(2,134,195)
Acquisition costs	(278,804)	(458,393)	(737,197)	(242,363)	(421,828)	(664,191)
Underwriting-related general and
administrative expenses	(341,214)	(144,987)	(486,201)	(347,684)	(137,450)	(485,134)
Underwriting income	$78,635	$382,894	461,529	$84,749	$343,220	427,969

Corporate expenses			(135,675)			(90,256)
Net investment income			342,766			409,312
Net realized investment gains			132,108			75,564
Foreign exchange (losses) gains			104,439			(26,143)
Interest expense and financing costs			(74,695)			(61,979)
Income before income taxes			$830,472			$734,467

Net loss and loss expense ratio	61.8%	51.7%	56.5%	61.0%	54.6%	57.6%
Acquisition cost ratio	15.2%	22.5%	19.0%	14.1%	21.3%	17.9%
General and administrative
expense ratio	18.7%	7.1%	16.1%	20.1%	6.9%	15.5%
Combined ratio	95.7%	81.3%	91.6%	95.2%	82.8%	91.0%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURE RECONCILIATION (UNAUDITED)
OPERATING INCOME, OPERATING RETURN ON AVERAGE COMMON EQUITY
AND UNDERWRITING-RELATED GENERAL AND ADMINISTRATIVE EXPENSES
FOR THE QUARTERS AND YEARS ENDED DECEMBER 31, 2014 AND 2013

	Quarters ended		Years ended
	2014	2013	2014	2013

	(in thousands, except per share amounts)

Net income available to common shareholders	$163,663	$171,524	$770,657	$683,910
Net realized investment (gains) losses, net of tax(1)	1,180	(26,295)	(106,196)	(77,603)
Foreign exchange losses (gains), net of tax(2)	(44,551)	13,627	(101,586)	23,684
Loss on repurchase of preferred shares, net of tax(3)	—	—	—	3,081
Operating income	$120,292	$158,856	$562,875	$633,072

Earnings per common share - diluted	$1.60	$1.52	$7.29	$5.93
Net realized investment (gains) losses, net of tax	0.01	(0.23)	(1.00)	(0.68)
Foreign exchange losses (gains), net of tax	(0.43)	0.12	(0.97)	0.21
Loss on repurchase of preferred shares, net of tax	—	—	—	0.03
Operating income per common share - diluted	$1.18	$1.41	$5.32	$5.49

Weighted average common shares and common share
equivalents - diluted	102,038	112,702	105,713	115,328

Average common shareholders' equity	$5,191,962	$5,175,053	$5,191,699	$5,233,519

Annualized return on average common equity	12.6%	13.3%	14.8%	13.1%

Annualized operating return on average common equity	9.3%	12.3%	10.8%	12.1%

(1)
Tax cost (benefit) of $11,959 and ($6,737) for the quarters ended December 31, 2014 and 2013, respectively, and $25,912 and ($2,039) for 2014 and 2013, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.

(2)
Tax cost (benefit) of $1,535 and ($857) for the quarters ended December 31, 2014 and 2013, respectively, and $2,853 and ($2,459) for 2014 and 2013, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.

(3)	Tax impact is nil.

In addition to underwriting-related general and administrative expenses, our total general and administrative expenses of $165,150 and $144,183 for the quarters ended December 31, 2014 and 2013, respectively, and $621,876 and $575,390 for 2014 and 2013, respectively, include corporate expenses.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence and magnitude of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital, and credit market conditions, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions, (6) the failure of our cedants to adequately evaluate risks, (7) inability to obtain additional capital on favorable terms, or at all, (8) the loss of one or more key executives, (9) a decline in our ratings with rating agencies, (10) the loss of business provided to us by our major brokers, (11) changes in accounting policies or practices, (12) the use of industry catastrophe models and changes to these models, (13) changes in governmental regulations, (14) increased competition, (15) changes in the political environment of certain countries in which we operate or underwrite business, (16) fluctuations in interest rates, credit spreads, equity prices and/or currency values, and (17) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Non-GAAP Financial Measures

In this release, we present operating income , consolidated underwriting income and underwriting-related general and administrative expenses, which are “non-GAAP financial measures” as defined in Regulation G.

Operating income represents after-tax operational results without consideration of after-tax net realized investment gains (losses), foreign exchange losses (gains) and losses on the repurchase of preferred shares. We also present diluted operating earnings per share and operating return on average common equity ("operating ROACE"), which are derived from the non-GAAP operating income measure. Reconciliations of operating income, diluted operating earnings per share and operating ROACE to the nearest GAAP financial measures (based on net income available to common shareholders) are included above.

Consolidated underwriting income is a pre-tax measure of underwriting profitability that takes into account net premiums earned and other insurance related income (loss) as revenues and net losses and loss expenses, acquisition costs and underwriting-related general and administrative costs as expenses. Underwriting-related general and administrative expenses include those general and administrative expenses that are incremental and/or directly attributable to our individual underwriting operations. While these measures are presented in the Segment Information footnote to our Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. A reconciliation of consolidated underwriting income (loss) to income before income taxes (the nearest GAAP financial measure) is included in the 'Consolidated Segmental Data' section of this release. Our total general and administrative expenses (the nearest GAAP financial measure to underwriting-related general and administrative expenses) also includes corporate expenses; the two components are separately presented in the 'Consolidated Segmental Data' section of this release.

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. This includes the presentation of “operating income” (in total and on a per share basis), “annualized operating return on average common equity” (which is based on the “operating income” measure) and "consolidated underwriting income ", which incorporates "underwriting-related general and administrative expenses".

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Operating Income

Although the investment of premiums to generate income and realized investment gains (or losses) is an integral part of our operations, the determination to realize investment gains (or losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (or losses) is somewhat opportunistic for many companies.

Foreign exchange losses (gains) in our Consolidated Statements of Operations are primarily driven by the impact of foreign exchange rate movements on net insurance-related liabilities. However, this movement is only one element of the overall impact of foreign exchange rate fluctuations on our financial position. In addition, we recognize unrealized foreign exchange losses (gains) on our available-for-sale investments in other comprehensive income and foreign exchange losses (gains) realized upon the sale of these investments in net realized investment gains (losses). These unrealized and realized foreign exchange movements generally offset a large portion of the foreign exchange losses (gains) reported separately in earnings, thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As such, the Consolidated Statements of Operations foreign exchange losses (gains) in isolation are not a fair representation of the performance of our business.

Losses on repurchase of preferred shares arise from capital transactions and, therefore, are not reflective of underlying business performance.

In this regard, certain users of our financial statements evaluate earnings excluding after-tax net realized investment gains (losses), foreign exchange losses (gains) and losses on repurchase of preferred shares to understand the profitability of recurring sources of income.

We believe that showing net income available to common shareholders exclusive of net realized gains (losses), foreign exchange losses (gains) and losses on repurchase of preferred shares reflects the underlying fundamentals of our business. In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Consolidated Underwriting Income/Underwriting-Related General and Administrative Expenses

Corporate expenses include holding company costs necessary to support our worldwide (re)insurance operations and costs associated with operating as a publicly-traded company. As these costs are not incremental and/or directly attributable to our individual underwriting operations, we exclude them from underwriting-related general and administrative expenses and, therefore, consolidated underwriting income. Interest expense and financing costs primarily relate to interest payable on our senior notes and are excluded from consolidated underwriting income for the same reason.

We evaluate our underwriting results separately from the performance of our investment portfolio. As such, we believe it appropriate to exclude net investment income and net realized investment gains (losses) from our underwriting profitability measure.

As noted above, foreign exchange losses (gains) in our Consolidated Statements of Operations primarily relate to our net insurance-related liabilities. However, we manage our investment portfolio in such a way that unrealized and realized foreign exchange rate gains (losses) on our investment portfolio generally offset a large portion of the foreign exchange losses (gains) arising from our underwriting portfolio. As a result, we believe that foreign exchange losses (gains) are not a meaningful contributor to our underwriting performance and, therefore, exclude them from consolidated underwriting income.

We believe that presentation of underwriting-related general and administrative expenses and consolidated underwriting income provides investors with an enhanced understanding of our results of operations, by highlighting the underlying pre-tax profitability of our underwriting activities.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com